State of Delaware
Secretary of State
Division of Corporations
Delivered 04:59 PM 04/30/2021
FILED 04:59 PM 04/30/2021
SR 20211543194 - File Number 4027478

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
POWERVERDE, INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

PowerVerde, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "General Corporation Law"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is PowerVerde, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on September 8, 2005.

2. That the Board of Directors and Stockholders duly adopted resolutions proposing to amend the Amended and Restated Certificate of Incorporation of this corporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders.

3. The amendment to this corporation's Certificate of Incorporation to be effected hereby is as follows:

Article ONE of the Certificate of Incorporation shall be deleted in its entirety and replaced with the following:

ONE: The name of the Corporation is 374Water Inc. (the "***Corporation***").

4. That this Certificate of Amendment to Certificate of Incorporation, which further amends the provisions of this Corporation's Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.

5. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, Powerverde, Inc. has caused this Certificate of Amendment to be executed by the undersigned officer, on this the 30th day of April 2021.

POWERVERDE, INC.

By: ______________________________
Yaacov Nagar, President and CEO